Exhibit 23.7

                         FULLER, TUBB, POMEROY & STOKES
                           A PROFESSIONAL CORPORATION
                                ATTORNEYS AT LAW
                      201 ROBERT S. KERR AVENUE, SUITE 1000
                             OKLAHOMA CITY, OK 73102

G. M. FULLER (1920-1999)                                  TELEPHONE 405-235-2575
JERRY TUBB                                                FACSIMILE 405-232-8384
DAVID POMEROY
TERRY STOKES
     -----

OF COUNSEL:
MICHAEL A. BICKFORD
THOMAS J. KENAN
ROLAND TAGUE
DAN M. PETERS

                                  June 28, 2005



T.E. King III, President
The KingThomason Group, Inc.
309 Avenue H, Suite C
Redondo Beach, CA 90277

         Re:      The KingThomason Group, Inc.

Dear Mr. King:

         The undersigned is named in the Form SB-2 Registration Statement of The KingThomason Group, Inc. (the "Company"), a Nevada corporation, which registration statement is to be filed with the Securities and Exchange Commission in connection with a secondary offering of 10,204,013 shares of common stock being offered by selling security holders. The capacity in which the undersigned is named in such SB-2 Registration Statement is that of counsel to the Company and as a person who has given an opinion on the validity of the securities being registered and upon other legal matters concerning the registration or offering of the securities described therein.

         The   undersigned   hereby   consents  to  being  named  in  such  SB-2
Registration Statement in the capacity therein described.

                                                     Sincerely,


                                                     /s/ Thomas J. Kenan

                                                     Thomas J. Kenan